                    CONSULTING AGREEMENT

Effective on this date, July 8,1996, Casinovations Incorporated
("Casinovations")a Washington Corporation, located at 2718 East 57th Ave., Suite 107, Spokane, WA. and Gaming Venture Corp., U.S.A. ("GVC"), a Nevada Corporation, located at 177 Main Street, Suite 312, Fort Lee, NJ do hereby enter into an agreement for GVC to provide consulting services to Casinovations.

GVC, through its duty authorized representative Alan R. Woinski, agrees to avail Casinovations of its extensive knowledge of and contacts within the public financial markets and of the Gaming Industry in particular. Mr. Woinski and GVC will assist Casinovations in any requested aspects of Casinovations' fund-raising operations including but not limited to:

1.	Advising on different aspects of securing private placement funding up to $900,000.
2.	Advising on start up of production.
3.	Advising on start up of Public Relations program for Investors and gaming executives including advertising.
4.	Advising on Process of attempting to become a public company.
5.	Introducing Casinovations and their principals to G.V.C's extensive casino personnel network.

Once Casinovations successfully obtains the status of becoming a publicly traded company, GVC agrees to provide their services to Casinovations as pertaining to ways of maximizing shareholder value. This includes, but is not limited to,:

1.	Implementation of an in house investor relations staff for investors and gaming executives;
2.	Advising on, preparing, and reviewing various shareholder
communications,
3.	Advising on the day-to-day activities of the company;
4.	Acting as an outside investor relations representative,
5.	Introducing Casinovations and their principals to GVC's extensive investment network.

GVC agrees to use their contacts and status in the investment community and the gaming industry in particular to assist Casinovations in achieving its short-term and long-term goals.

Casinovations agrees to pay GVC a one time equity fee of 150,000 Shares of Common Stock payable upon consummation of this agreement. All GVC Shares shall be immediately returned to Casinovations if Casinovations does not realize, within 120 days of the completion of the Private Placement Document and all necessary Blue Sky Registrations, a minimum of $300,000 in unrestricted funding under the Private Placement Memorandum or in the event Casinovations elects to cancel the Private Placement Memorandum pursuant to the terms of the Casinovations - Pratt, Wylce & Lords, Ltd. contract. Casinovations shall then owe to GVC no other consideration of any kind.
These Shares are assignable and/or transferable only with the advance written consent of Casinovations, and are to be distributed pursuant to Rule 504 under the Securities Act of 1933, as amended and will be
restricted under that rule.   Piggyback and demand registration rights are to
be included with these shares. In the event of any registration of stock, GVC' s shares are to be included.

The term of this contract is for 12 months from the date of this agreement. If Casinovations becomes a publicly traded company, the contract shall extend 12 months from that date or 18 months from the date of this agreement. This is otherwise unilaterally terminable by Casinovations within 4 months of the completion of Private Placement Documents and all necessary Blue Sky registrations, if at least $300,000 in private placement funding is not secured by that date or in the event Casinovations elects to cancel the Private Placement Memorandum pursuant to the terms of the Casinovations - Pratt, Wylce & Lords, Ltd. contract.

GVC and Mr. Woinski agree to abide by the laws and regulations of the various regulatory agencies affecting Casinovations and GVC, including but not limited to, the Securities and Exchange Commission (SEC) and the laws of the United States of America. Casinovations agrees to disclose to GVC the activities of Casinovations and other pertinent information so that Mr. Woinski is well -informed. Further, GVC and Mr. Woinski mutually agree to abide by a separate Confidentiality Agreement which will be initiated by both parties.

Representations by GVC

GVC represents, warrants, and covenants the following:
GVC is a corporation daily organized and existing under the laws of Nevada and is in good standing with the jurisdiction of its incorporation. GVC will remain in good standing with all appropriate regulatory authorities. GVC will disclose to Casinovations, in writing, all material facts and circumstances which may affect its ability to perform its undertaking herein. GVC will cooperate in a prompt and professional manner with Casinovations, its attorneys, accountants, and agents in the performance of this agreement.

Representations by Casinovations

Casinovations represents, warrants, and covenants the following:
Casinovations will cooperate fully with GVC in executing the responsibilities required under this contract so that GVC may fulfill its responsibilities in a timely manner. Casinovations will not circumvent this agreement either directly or indirectly nor will it interfere with, impair, delay or cause GVC to perform work not described in this agreement, except that Casinovations shall not be restricted in any manner from pursuing its own similar activities, provided that Casinovations shall not issue any announcements or press releases without first consulting with GVC.

Casinovations and each of its subsidiaries is a corporations duly organized and existing under the laws of its state of incorporation and is in good standing with the jurisdiction of its incorporation in each state where it is required to be qualified to do business. Casinovations will remain in good standing with all appropriate regulatory authorities. Casinovations articles of incorporation and bylaws delivered pursuant to this agreement are true and complete copies of same and have been duly adopted. Casinovations will cooperate in a prompt and professional manner with GVC, its attorneys, accountants and agents during the performance of the obligations due under this agreement. Casinovations represents that no officer, director or stockholder of the company is a member of the NASD, or an employee or
associated person or member of the NASD.   Casinovations represents that it
has separately disclosed to GVC all potential conflicts of interest involving officers, director, principal stockholders and/or employees.

GVC agrees that all information received from Casinovations shall be treated as confidential information and GVC shall not share such information with any other person or entity, except the SEC, attorneys and accountants, without the express written consent of Casinovations unless such disclosures will not cause damages to Casinovations.

Casinovations agrees not to divulge each and any named sources (lending institutions. investors, individuals, brokers, industry personnel, etc.) which have been introduced by GVC for a period of one year from the execution of this agreement. Furthermore, Casinovations agrees not to circumvent, either directly or indirectly, the relationship that GVC has with said sources.

Any notices from either party to the other shall be deemed received on the date such notice is personally delivered. Any notice sent by fax transmission shall be deemed received by the other party on the day it has been transmitted. Any notice sent by mail by either party to the other shall be deemed received on the third business day after it has been deposited at the U.S. Post Office. For purposes of delivering or sending notice to the parties of this agreement such notices shall be delivered or sent as follows:

Gaming Venture Corp., U.S.A.

177 Main Street, Suite 312
Fort Lee, NJ 07024
Tel: (201) 947-4642
Fax: (201) 585-5217

Casinovations Incorporated

2718 East 57th Ave,, Suite 107
Spokane, WA  99223
Tel:  (509)
Fax:  (509)

Neither party has made any representations to the other which are not specifically set forth in this agreement. There are no oral or other agreements between the parties which have been entered into prior or contemporaneously with the formation of this agreement. All oral promises, agreements, representations, statements and warranties hereinafter asserted by one party against the other shall be deemed to have been waived by such party asserting that they were made and this agreement shall supersede all prior negotiations, statements, representations, warranties and agreements made or entered into between the parties to this agreement.

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada. It shall be construed as if the parties participated equally in its negotiation and drafting. The agreement shall not be construed against one party over another party.

CONFLICT RESOLUTION, ARBITRATION AND RELATED MATTERS

If there is a dispute, controversy or claim arising out of or relating to this Agreement, the parties agree to negotiate in good faith for a resolution thereof, except under such circumstances as justify injunctive relief which shall be applied for in a court of equity.

In the event that informal conflict resolution is not successful within thirty days of commencement, that matter shall be referred to a binding arbitration.

Arbitration shall be before the American Arbitration Association, in accordance with the rules of commercial arbitration of the AAA effect on the date of this contract, except that the following rules and agreements shall apply:

1)	The number of arbitrators shall not exceed three persons, at least one of whom shall be a retired judge of the Clark County Superior Court. Only one arbitrator shall be required, unless Licensor and Licensee agree to increase the number. Any arbitrator shall have at least 5 years of legal or business experience in the field of securities and gaming.

2)	The place of arbitration shall be Las Vegas, Clark County, Nevada.

3)	Nevada law, and applicable federal securities law, shall govern.
The arbitrator(s) shall issue a written statement of facts and legal conclusions and shall be bound to apply prevailing Statutes, regulations and case law, rather than general principles of equity. (Briefing expenses shall be absorbed by the party initiating the briefs.) The panel shall have the power to award punitive or exemplary damages, if such relief is available under applicable law.

4)	Judgment upon the arbitration award rendered in the arbitration may be entered in any Nevada court having jurisdiction thereof.

5)	The decision of the arbitrator or panel of arbitrators shall be final.

6)	The arbitration shall be commenced within 21 days after invoking this provision, or within such reasonable time thereafter as is practicably feasible in accordance with the notice provisions of the rules of the AAA.

	The arbitrator or panel may award reasonable attorneys' fees and costs at its discretion. Otherwise, each party shall bear their own costs of arbitration, including travel, legal experts, and attorneys' fees. The cost of the arbitrator(s), including travel, shall be paid in advance to the AAA by the party initiating the arbitration proceedings.

The waiver of any provision of this agreement by either party shall not be deemed to be a continuing waiver or a waiver of any other provision of this agreement by either party. If any provision of this agreement or any subsequent modifications hereof are found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to remain in full force and effect.

The individuals signing this agreement below represent to each other that they have the authority to bind their respective corporations to the terms and conditions of this agreement. The individuals shall not, however have personal liability by executing this agreement and sign this agreement only in their representative capacities as authorized officers of Casinovations Network and GVC respectively.

Gaming Venture Corp., U.S.A.
By:  Alan R. Woinski, Pres.
Date:

Casinovations Incorporated
By:  Randy Sines, Pres.
Date:  7/15/96

                       ADDENDUM TO CONSULTING AGREEMENT

The following changes are made to the consulting agreement dated July 8, 1996 by and between Gaming Venture Corp., U.S.A., (a Nevada Corporation) and Casinovations Incorporated (a Washington Corporation):

(1)	The maximum amount of the Private Placement Memorandum shall be
$1,200,000 and the minimum shall be $450,000.

(2)	Expiration date of the Private Placement Memorandum shall be
12/15/96 with three two week extensions available at the sole discretion of Casinovations Incorporated ("Casinovations").

(3)	Equity compensation to Gaming Venture Corp., U.S.A. shall be revised to 100,000 shares of common stock in Casinovations and two year options to purchase 50,000 shares of common stock in Casinovations at $1.50 per, share. Stock underlying said options shall be registered in any subsequent registration as contemplated by the consulting agreement.

(4)	Casinovations shall retain the right to cancel the above referenced agreement dated 7/8/1996 at any time up to 12/15/96 and prior to breaking escrow of the Private Placement Funding. In the event Casinovations cancels the agreement, Gaming Venture Corp. agrees to return all shares of common stock and options to purchase common stock in Casinovations.

(5)	All other terms and conditions of the agreement dated July 8, 1996 shall remain in full force and effect.

Alan Woinski, President                 Tom Pickell, President
Gaming Venture Corp., U.S.A.            Casinovations incorporated
Date:  1/7/97                           Date:  12/1/96

                         Consulting Agreement Extension


Effective on this date, February 1, 1997, Casinovations Incorporated ("Casinovations") and Gaming Venture Corp., U.S.A. ("GVC") do hereby enter into an agreement to extend the previously signed consulting agreement dated July 8th, 1996 and amended 12/l/96.

The previous contract, signed July 8th 1996, expires on July 7th, 1997. The signing of' this agreement hereby extends the contract by 12 months to expire to July 7th , 1998. All aspects of the contract are the same in terms of payment with one addition.

Equity compensation to GVC shall be 100,000 shares of common stock and two year options to purchase 50,000 shares of common stock in Casinovations at $1
 .50 per share. As with the previous agreement, all common stock and common stock underlying said options shall be registered in any subsequent registration. The options are assignable with consent of Casinovations.

A one time cash fee of $45,000 is due upon signing of this agreement. This cash fee is for additional marketing services that will be performed in the February, 1997 to April, 1997 periods in preparation of Casinovations filing a registration statement with the Securities and Exchange Commission and Casinovations beginning the transformation from a development stage company to an operating company.

All services that GVC agreed to perform in the previous agreement remain in effect except for the first service as the private placement was successfully completed on 1/29/97.

Once Casinovations successfully obtains the status of becoming a publicly traded company, GVC agrees to expand the services it will provide to Casinovations per previous agreement.

GVC agrees to take a more active role in the set up and preparation of shareholder communications, investor relations, marketing of the company and their product and agrees to advise on the start up and maintenance of a market for the securities. CIVC agrees to use their experience in their past registration and start up and maintenance of the market to assist Casinovations in the transformation from a private to a public company.

All other terms and conditions of the agreement dated July 8th, 1996 except the amendments dated December 1st, 1996 shall remain in full force and effect.



Alan Woinski, President		Tom Pickell, President
Gaming Venture Corp., U.S.A.	Casinovations Incorporated
Date:  2/5/97				Date:  2/20/97